UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 25, 2025

Hawkins, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2381 Rosegate,	Roseville,	MN	55113
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s Telephone Number, Including Area Code (612) 331-6910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HWKN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b 2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2025, Hawkins, Inc. (the "Company") entered into a second amendment (the “Amendment”) with U.S. Bank National Association (“U.S. Bank”) as Administrative Agent, Sole Lead Arranger and Sole Book Runner, and the other lenders from time to time party thereto (collectively, the “Lenders”), which amended that certain second amended and restated credit agreement dated as of March 31, 2022 (the “Existing Credit Agreement” and as amended, restated or modified from time to time, and as modified by the Amendment, the “Credit Agreement”). The Amendment increased the revolving commitment under the Existing Credit Agreement to provide the Company with senior secured revolving credit facilities (the “Revolving Loan Facility”) totaling $400.0 million. The Revolving Loan Facility includes a $10.0 million letter of credit subfacility and $25.0 million swingline subfacility. U.S. Bank, JP Morgan Chase Bank, N.A., Wells Fargo Bank, N.A., and Associated Bank, N.A. are lenders under the Credit Agreement as of the date of the Amendment.

The Company drew approximately $150 million of the proceeds from the Revolving Loan Facility to acquire substantially all of the assets of Surplus Management, Inc. dba WaterSurplus. The Company may use proceeds from the Revolving Loan Facility for working capital, capital expenditures, restricted payments and other acquisitions permitted under the Credit Agreement, and other general corporate purposes.

Borrowings under the Revolving Loan Facility bear interest at a rate per annum equal to one of the following, plus, in both cases, an applicable margin based upon the Company’s leverage ratio: (a) Term SOFR, for an interest period of one, three or six months as selected by the Company, reset at the end of the selected interest period, or (b) a base rate determined by reference to the highest of (1) U. S. Bank’s prime rate, (2) the Federal Funds Effective Rate plus 0.5%, or (3) one-month Term SOFR for U.S. dollars plus 1.0%. The Term SOFR margin is between 1.0% - 1.85%, depending on the Company’s leverage ratio. The base rate margin is between 0.00% - 0.85%, depending on the Company’s leverage ratio.

In addition to paying interest on the outstanding principal under the Revolving Loan Facility, the Company is required to pay a commitment fee on the unutilized commitments thereunder. The commitment fee is between 0.15% - 0.25%, depending on the Company’s leverage ratio.

The Revolving Loan Facility is scheduled to mature on April 25, 2030.

The Revolving Loan Facility is secured by substantially all of the personal property assets of the Company and its subsidiaries.

The Credit Agreement will require the Company to maintain (a) a minimum fixed charge coverage ratio of 1.15 to 1.00 and (b) a maximum total cash flow leverage ratio of 3.5 to 1.0, subject to an election by the Company to increase the maximum total cash flow leverage ratio to 4.0 to 1.0 after certain Permitted Acquisitions subject to limitations set forth in the Credit Agreement. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, dispose of significant assets, make certain investments, including any acquisitions other than permitted acquisitions, make certain payments, enter into sale and leaseback transactions, grant liens on its assets or rate management transactions, subject to certain limitations. The Company will be permitted to make distributions, pay dividends and repurchase shares so long as no default or event of default exists or would exist as a result thereof.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans under the Revolving Loan Facility, including failure to make payments under the Revolving Loan Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its subsidiaries, failure of the Company or any of its subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its subsidiaries, and change of control of the Company.

Each of U.S. Bank, JP Morgan, Wells Fargo and Associated Bank has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have receive and will continue to receive customary fees.

Item 1.02. Termination of a Material Definitive Agreement.
The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Existing Credit Agreement and its termination in connection with the Credit Agreement is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description	Method of Filing

10.1
Third Amended and Restated Credit Agreement dated as of April 25, 2025, among Hawkins, Inc., the lenders party thereto, and U.S. Bank National Association, as an LC Issuer, Swing Line Lender and Administrative Agent.
Filed Electronically
104	Cover Page Interactive Data File (embedded within the inline XBRL document)	Filed Electronically

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKINS, INC.

Date: April 30, 2025	By:	/s/ Jeffrey P. Oldenkamp
Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer